CONFIDENTIAL	Exhibit 10.38

DOMTAR

RETENTION PLAN

ARTICLE I

Introduction

This Domtar Retention Plan (this “Plan”) being adopted by Domtar Inc., a corporation governed by the Canada Business Corporation Act (the “Company”), is designed to retain key employees of the Company.

ARTICLE II

Eligible Employees

Section 2.1. Eligible Employees. All non-unionized employees of the Company and its subsidiaries who are not paid on an hourly basis are eligible to receive an Award under this Plan. “Participants” shall be those eligible employees selected to participate in the Plan as and to the extent indicated in Annex A (as the same may be amended from time to time in accordance with Section 3.1) and, for purposes of Section 5.1 and Section 5.2 only, any former employees selected to participate in the Plan.

ARTICLE III

Severance Program

Section 3.1. Grant of Severance Allowances. The Management Committee shall, subject to the terms of the Plan, determine the employees to whom Severance Allowances shall be granted under the Plan. Annex A shall be amended from time to time as necessary to reflect the determinations of the Management Committee.

Section 3.2. Severance Allowance. If a Severance Allowance Participant’s employment with the Company and its subsidiaries is terminated for business reasons (other than a termination by the Company for Cause) during the period beginning on the date the Participant is selected to participate in the Plan and ending on (a) the 12 month anniversary of Closing of the Significant Transaction or (b) if the Transaction Agreement is terminated, December 31, 2007, the Participant shall be entitled to receive a severance payment (the “Severance Allowance”) calculated in accordance with Annex B. The Severance Allowance includes any pay in lieu of notice and severance pay required by law, as well as any severance pay under any other plan of the Company under which the Participant is entitled to severance benefits. Notwithstanding anything else in this Section 3.2 Participants who are eligible to participate in the Company’s severance program for senior executives or who are eligible for severance under an applicable employment agreement or similar arrangement with the Company shall receive the greater of the Severance Allowance and the benefits under such plan, agreement or arrangement.

The minimum payments as outlined by the different legislations will be paid within the time limit prescribed by the applicable legislation. Following the execution of a full and final release, the remaining balance will be paid in a lump sum or in periodic installments, as decided on the date of termination by the person responsible for the termination.

Notwithstanding anything to the contrary contained in this Section 3.2 the Severance Allowance provided by this Plan shall not be less than that required by the applicable legislation.

Notwithstanding anything to the contrary contained in this Section 3.2 any Severance Allowance payment that is subject to Section 409A of the US Internal Revenue Code of 1986, as amended (the “Code”) shall be paid in a lump sum on the later of the 15th day following termination of employment and the date the Significant Transaction is consummated, subject to the execution of a full and final release; provided that, in the event that the timing of any or all of the payments or the continued provision of any benefits under this Section 3.2 or any other provision of this Plan are subject to the special timing rule contained in sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Code, such payments or continued provision of benefits that a Participant would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six month anniversary of termination of employment in a single lump sum or in such other manner as permitted under section 409A of the Code or the regulations thereunder without payment of any additional taxes thereunder.

Section 3.3. Restrictions. The Severance Allowance only applies upon an involuntary separation from service. Accordingly, it does not apply under the following circumstances: (a) the Participant resigns (other than a resignation that constitutes a termination for business reasons), (b) the Participant is dismissed for Cause, or (c) the Participant is offered continuous employment in the same position by a purchaser of a business from the Company.

A Participant who, as of the effective date of termination, is receiving benefits under the Company’s Short-Term or Long-Term Disability Plans is not entitled to a Severance Allowance under this Plan. However, if the Participant ceases to be eligible for the said benefits for reasons other than retirement, such Participant shall become eligible for a Severance Allowance if the Participant regains the ability to carry out his or her own duties within 30 months of the onset of the disability and if his or her position is eliminated before the expected date of return to work.

Section 3.4. Administration. The person initiating the termination of a Participant must obtain approval for such termination from two supervisory levels above the level of the employee being terminated, upon consultation with the person responsible for Human Resources of the location/group.

Any exceptions to the provisions of this Plan must receive approval of the Corporate Vice-President, Human Resources of Domtar or a person designated by the latter, should it be necessary to take into account any special circumstances.

ARTICLE IV

BONUS PROGRAM

Section 4.1. Grant of Retention Awards. The Management Committee shall, subject to the terms of the Plan, determine the employees to whom retention awards (“Retention Awards”) shall be granted under the Plan. The CEO shall not be eligible to receive a Retention Award. Annex A shall be amended from time to time as necessary to reflect the determinations of the Management Committee.

Section 4.2. Vesting of Retention Award. Subject to the Closing of the Significant Transaction or the termination of the Transaction Agreement, the terms and conditions of this Plan and the Participant’s continuous employment with the Company through December 31, 2007 (the “Vesting Date”), Retention Awards shall vest as of the Vesting Date and become payable on the Payment Date. If a Participant is not employed by the Company on the Vesting Date or the Participant violates the confidentiality provisions of this Plan, the Participant shall forfeit all rights with respect to his or her Retention Award; provided, however, that if a Participant’s employment is terminated for business reasons on or prior to the Vesting Date, the Retention Award shall be paid to such Participant as provided in Section 4.4 as though such Participant remained continuously employed through the Vesting Date.

Section 4.3. Calculation of Retention Award. A Participant’s Retention Award shall be in an amount equal to the greater of (i) the amount payable to the Participant under the Domtar Short-Term Incentive Plan or any other annual bonus plan of the Company or its affiliates with respect to the 2007 calendar year and (ii) 150% of the Participant’s target bonus (the “Target Bonus”) under the Domtar Short-Term Incentive Plan (or any replacement plan thereto) for the 2007 fiscal year (such amount payable under this clause (ii), the “Minimum Bonuses”), and shall be paid in lieu of the amounts payable under the plans referred to in clause (i); provided, however, that the aggregate amount of the Minimum Bonuses in excess of the Target Bonuses payable to Participants who are not members of the Management Committee shall not exceed (a) CDN $3,500,000 minus (b) the aggregate amount of Special Performance Bonus Awards (as defined below) granted to such non-Management Committee Participants; provided, further, that the aggregate amount of the Minimum Bonuses in excess of the Target Bonuses payable to Participants who are members of the Management Committee shall not exceed CDN $600,000.

Section 4.4. Payment of Retention Award. On February 28, 2008, or as soon as reasonably practicable thereafter, but in no event later than March 15, 2008 (the “Payment Date”), each Retention Award that shall have vested and become payable as provided in Section 4.3 shall be paid to the Participant (or his or her beneficiaries) in a cash lump sum; provided, however, that no Retention Award shall be paid to the CEO or any other member of the post-Closing of the Significant Transaction Management Committee unless such participant’s employment is terminated for business reasons on or prior to the Payment Date.

Section 4.5. Special Performance Bonus Awards. Subject to the terms and conditions of the Plan and to the continuous employment of the Participant through the Closing of the Significant Transaction or termination of the Transaction Agreement (the “Transaction Date”), those employees selected by the Management Committee (or in the case of employees who are members of the Management Committee, selected by the Committee) shall be entitled to receive an additional cash bonus in respect of the 2006 fiscal year in an amount determined by the Management Committee (“Special Performance Bonus Award”) in recognition of their contributions in connection with the negotiation of the Significant Transaction and efforts to bring the Significant Transaction to completion; provided that the aggregate amount of Special Performance Bonus Awards granted to the CEO and members of the Management Committee, collectively shall not exceed CDN $1,758,000; and, provided, further, that the aggregate amount of Special Performance Bonus Awards granted to Participants who are not members of the Management Committee shall not exceed CDN $500,000. Special Performance Bonus Awards shall be paid in 2007 on the later of (a) February 28, 2007 and (b) the business day immediately following the Transaction Date. If a Participant is not employed by the Company on the Transaction Date or the Participant violates the confidentiality provisions of this Plan, the Participant shall forfeit all rights with respect to his or her Special Performance Bonus Award; provided, however, that if a Participant’s employment is terminated for business reasons on or prior to the Transaction Date, the Special Performance Bonus Award shall be paid to such Participant as provided in this Section 4.5 as though such Participant remained continuously employed through the Transaction Date, but in any event shall be paid no later than December 31, 2007.

Section 4.6. Severance Offset. Notwithstanding anything to the contrary in this Article IV, the amount of the Retention Awards and Special Performance Bonus Awards shall be reduced by any component of any severance benefits payable under any applicable severance plan or employment agreement or similar arrangement with the Company that is calculated by reference to any annual bonus plan or target bonus for the 2006 or 2007 fiscal year, as applicable.

ARTICLE V

LOAN FORGIVENESS

Section 5.1. Loan Forgiveness. Subject to and upon the Closing of the Significant Transaction and the terms and conditions of the Plan, if a Participant has any outstanding loans (“Loans”) from the Company under the ESOP, upon the Closing of the Significant Transaction the Company shall forgive the balance to such loans (and any accrued but unpaid interest) in an amount equal to the excess of (i) the principal amount of any outstanding loan under the Company’s ESOP used to purchase shares under the Company’s Executive Stock Option and Share Purchase Plan plus all outstanding interest thereon over (ii) the fair value of the related shares of Company stock purchased by the Participant with the proceeds of such loans (the “Related Shares”). In such event, the Participant shall be required to (i) return all of the Related Shares to the Company for cancellation against set off of and deemed repayment of the remaining portion of such loans upon the Closing of the Significant Transaction and (ii) waive any rights to receive bonus shares of Company stock granted in connection with his or her purchase of the Related Shares. The Participant shall also receive an amount equal to the amount of any taxes payable by the Participant in connection with such Loan forgiveness, return of Related Shares and payment of such additional amount.

Section 5.2. Termination of Employee Stock Purchase Contracts. Subject to the Closing of the Significant Transaction and the terms and conditions of the Plan, upon the Closing of the Significant Transaction all purchase contracts entered into between a Participant and the Company under the Company’s ESOP in 2003 and 2004 (and all obligations to purchase shares thereunder) and any rights to receive bonus shares of Company stock granted in connection therewith shall terminate and be canceled and of no further force or effect. The Participant shall also receive an additional amount equal to the amount of taxes (if any) payable by the Participant in connection with such cancellation and payment of such additional amount.

ARTICLE VI

EQUITY AWARD

Section 6.1. Accelerated Vesting of Equity Awards. Subject to the Closing of the Significant Transaction and the terms and conditions of the Plan, if a Participant’s employment is terminated for business reasons on or prior to the Vesting Date, any unvested options, deferred share units (other than performance share units), shares of restricted stock and restricted stock units granted under the Company’s ESOP, Executive Deferred Share Unit Plan and Restricted Stock Plan shall vest immediately prior to such termination.

ARTICLE VII

DEFINITIONS

Section 7.1. “Award” means the grant of a Severance Allowance, Retention Award or Special Performance Bonus Award under this Plan.

Section 7.2. “Cause” means (i) the failure by the Participant to perform substantially his duties as an employee of the Company (other than due to physical or mental illness), including, but not limited to, duties and responsibilities in an employment agreement, if any, between the Company and Participant or the engaging by the Participant in insubordination, (ii) the Participant’s engaging in misconduct that is injurious to the Company or any subsidiary of the Company in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant’s breach of fiduciary duty or fraud with respect to the Company or any affiliate of the Company, (iv) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony (v) the breach by the Participant of any written covenant or agreement with the Company or any subsidiary of the Company not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any subsidiary of the Company or not to compete or interfere with the Company or any subsidiary of the Company (vi) violation of any written policy, program or code of the Company or (vii) the commission by the Participant of an act of fraud or embezzlement against the Company or any of its subsidiaries.

Section 7.3. “Closing of the Significant Transaction” means the Closing contemplated by the Transaction Agreement.

Section 7.4. “Committee” means the Human Resources and Pension Committee of the Board of Directors of the Company or, following the Closing, Spinco (as defined below), or any replacement committee hereof, as the same may be constituted from time to time.

Section 7.5. “CEO” means the Chief Executive Officer of the Company.

Section 7.6. “ESOP” means the Company’s Executive Stock Option and Share Purchase Plan.

Section 7.7. “Management Committee” means the management committee comprised of the CEO and the senior executives of the Company reporting to the CEO or, following the Closing, Spinco, as are selected from time to time by the Committee upon recommendation of the CEO.

Section 7.8. “Significant Transaction” means the transactions contemplated by the Transaction Agreement and the Contribution and Distribution Agreement, dated as of August 22, 2006 among Weyerhaeuser, Newco and Spinco (each as defined below).

Section 7.9. “Termination for business reasons” means termination of employment by the Company due to the fact that (i) the Company and its affiliates have ceased or intend to cease (A) to carry on the business or function for the purpose of which the Participant was employed, or (B) to carry on that business or function in the place the Participant was employed, or (ii) the requirements of that business (A) for employees to carry out work of a particular kind, or (B) to carry out the work in the place where the Participant was employed, have ceased or diminished or are expected to cease or diminish, and, in each case, which is beyond the Participant’s control (other than a termination for Cause or by reason of death or disability), and a termination by the Participant as a result of (x) the Company requiring the Participant to work in an office which is more than 75 miles from the location of the Company’s current principal executive office or the location where the Participant is employed on the date of grant of the Award (subject to such reasonable travel as the performance of Participant’s duties and the business of the Company may require), or (y) a material diminution in Participant’s compensation or duties.

Section 7.10. “Transaction Agreement” means the Transaction Agreement, dated as of August 22, 2006, among Weyerhaeuser Company (“Weyerhaeuser”), Weyerhaeuser TIA, Inc. (“Spinco”), Weyerhaeuser ELI, LLC (“Newco”), Weyerhaeuser ELI, Inc., Weyerhaeuser Crosby, Inc., Weyerhaeuser Yukon, Inc. and the Company.

ARTICLE VIII

Certain Limitations on Payments

Section 8.1. (a) Anything in this Plan to the contrary notwithstanding, in the event that the receipt of (i) any payment, award, loan forgiveness, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to be paid to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would, but for this Section 8.1, cause the Participant to incur an excise tax (“Excise Tax”) under Section 4999 of the Code, then the Payments shall be reduced, as further described below, to the extent necessary so that no Excise Tax is imposed.

(b) The determination of whether any Payment will cause the Participant to incur an Excise Tax, as well as any other calculations necessary to implement this Article VI, shall be made by the Company’s outside auditors or by a nationally recognized accounting or benefits consulting firm appointed by the Company and shall be binding on the Participant. The auditor’s or consultant’s fee shall be paid by the Company.

Section 8.2. If a determination of a reduction in Payments is made pursuant to Section 8.1, the Participant may propose which and how much of any particular entitlement shall be eliminated or reduced, by advising the Company in writing of his or her proposal within ten days of the final determination of the reduction in Payments. Upon the expiration of such ten-day period, the Company shall take into consideration any proposal received and determine which and how much of any entitlement shall be eliminated or reduced, and shall notify the Participant promptly of such determination. As promptly as practicable following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such amounts as are then due to the Participant and shall promptly pay to or distribute for the benefit of the Participant in the future such amounts as become due to the Participant.

ARTICLE IX

Confidentiality

Section 9.1. Confidentiality. A Participant shall keep his or her participation in the Plan confidential and shall not disclose the existence or provisions of the Plan or the amount of any Severance Allowance or Retention Award made to the Participant to any person, except his or her immediate family or his or her tax, legal and/or financial advisors (provided that each such family member and advisor agrees to keep such information confidential and provided, further, that the Participant shall be responsible for any disclosure by any such person as if the Participant had himself or herself disclosed the information) or to the extent legally required to do so, without prior express authorization from the Company. If a Participant or his or her immediate family members or advisors do not comply with this confidentiality obligation, the Participant shall forfeit the value of his or her Retention Award.

ARTICLE X

Plan Administration

Section 10.1. Administration by the Committee. The Committee shall be responsible for the administration of this Plan. The Committee is authorized to prescribe, amend and rescind rules and regulations relating to the administration of this Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company or any of its affiliates, and to make all other determinations necessary or advisable for the administration and interpretation of this Plan in order to carry out its provisions and purposes. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of this Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company, each affiliate of the Company and all Participants in this Plan and any person claiming under or through any Participant in this Plan.

ARTICLE XI

Miscellaneous

Section 11.1. Term and Amendment of this Plan. The Board may amend, modify, terminate or suspend this Plan; provided that no amendment, modification, termination or suspension of this Plan shall in any manner adversely affect the rights of any Participant under any outstanding Award granted under this Plan without the written consent of such Participant. Notwithstanding the foregoing, the Board may amend the Plan or any award granted hereunder at any time if, in the discretion of the Board, such amendments become necessary or advisable as a result of changes in law or regulation or to avoid the imposition of a penalty tax under section 409A of the Code, provided that no such amendment in respect of a penalty tax under Section 409A of the Code shall put the Participant in any worse economic position than he or she would have been in absent such amendment.

Section 11.2. Tax Withholding. Any payment made pursuant to the plan shall be subject to applicable withholding obligations in an amount sufficient to satisfy Canadian and U.S. federal, provincial, state and local or other applicable withholding tax requirements.

Section 11.3. Inalienability of Interests. A Participant’s interests under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized. This Plan shall be an unfunded plan and a Participant shall have only the rights of a general creditor with respect to such Participant’s interest under this Plan.

Section 11.4. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Section 11.5. No Guarantee of Employment. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. The adoption of this Plan shall have no effect on awards made or to be made or compensation paid or to be paid pursuant to other plans, programs, or arrangements covering employees of the Company or its subsidiaries, or any predecessors or successors thereto.

Section 11.6. Governing Law. This Plan, and all notices hereunder, shall be construed in accordance with and governed by the laws of the Province of Quebec, without reference to principles of conflict of laws, which would require application of the law of another jurisdiction. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 11.7. Interpretation. The headings of articles and sections contained in this Plan are for convenience only and shall not control or affect the meaning or construction of any provision of this Plan. Except when otherwise indicated by the context, the singular shall be read and interpreted as the plural (when appropriate), and the plural shall include the singular.